Exhibit 28(f)

The Phoenix Edge Series Fund Deferred Compensation Program

THE PHOENIX EDGE SERIES FUND

DEFERRED COMPENSATION PROGRAM

As amended and restated effective as of January 1, 2009

i

THE PHOENIX EDGE SERIES FUND

DEFERRED COMPENSATION PROGRAM

ARTICLE 1

PURPOSE AND EFFECTIVE DATE

1.01	Purpose. The Phoenix Edge Series Fund (the “Fund”) Deferred Compensation Program (the “Program”) is intended to provide current, duly-elected non-employee (independent) members of the Board of Trustees of The Phoenix Edge Series Fund with a program to defer all or a portion of the Trustees’ Compensation. It is the desire to have the benefit of the Trustees’ continued loyalty, service and counsel and also to assist the trustees in planning for retirement and certain other contingencies. The Program is intended to be an unfunded program under the Employee Retirement Income Security Act of 1974, as amended.

1.02	Effective Date. The Program is amended and restated effective as of January 1, 2009.

ARTICLE II

DEFINITIONS

Wherever used in this Program, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.01	“Beneficiary” means the person(s) or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Deferral Account Agent/Recordkeeper or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant. In the absence of any such designation, the Beneficiary shall be (i) the Participant’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

2.02	“Benefit” means the amount equal to a Participant’s Deferred Compensation Benefit.

2.03	“Code” means the Internal Revenue Code of 1986, as amended.

2.04	“Compensation” means the annual and other retainers/fees payable by the Funds to the Participant by reason of such Participant’s membership on the Board of Trustees of the Fund and/or any fees payable for such Participant’s participation on committees of the Board of Trustees.

2.05	“Deferral Account Agent/Recordkeeper” means the Phoenix Life Insurance Company or its affiliated designee, designated to administer and manage the Program and its deemed investments.

2.06	“Deferred Compensation Benefit” means the amount determined in accordance with the provisions of Article IV of this Plan.

2.07	“Deferred Compensation Credit” means the amount determined in accordance with the provisions of Section 4.02 of this Plan.

2.08	“Deferred Compensation Election” means a Participant’s election to defer all or a portion of Compensation as set forth in Section 4.03.

2.09	“Deferred Compensation Investment Account” means the book account established on behalf of a Participant under Article VI of this Plan.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11	“Fund Board” or “Governing Body” means the Fund’s Board of Trustees, or any committee designated to act in such capacity by the Board of Trustee.

2.12	“Fund” means The Phoenix Edge Series Fund, a regulated investment company whose Board of Trustees has determined to participate in this Plan.

2.13	“Investment Funds” means the funds, which are available investment options under the Plan, under the designated annuity as set forth in Schedule A.

2.14	“Participant” means a Trustee who meets the eligibility requirements of Article III and elects to participate in the Plan.

2.15	“Permanent Disability” means the total inability as a result of injury or sickness, to perform the duties of any gainful occupation for which the Participant is fitted by training, education or experience. Such determination shall be made by the Fund’s Governing Body based on examination of all applicable facts and circumstances.

2.16	“Plan” means The Fund Board Deferred Compensation Program as is set forth in this document as it may be amended from time to time.

2.17	“Plan Year” means the calendar year.

2.18	“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.19

“Specified Employee” means, for a non-employee Trustee who becomes an officer of a Fund, a Trustee who, as of the date of the Trustee’s Separation from Service, is a key employee of the Fund whose stock is publicly traded on an established securities market or otherwise. A Trustee is a key employee if the Trustee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. If a Trustee is a key employee as of a Specified Employee identification date, the Trustee is treated as a key employee (and therefore a Specified Employee) for the entire 12-month period beginning on the Specified Employee effective date. The Specified Employee identification date is December 31 of the preceding calendar year, and the Specified Employee effective date is April 1 of the current calendar year.

2.20	“Trustee” means a duly-elected non-employee (independent) member of the Board of Trustees of the Fund.

ARTICLE III

PARTICIPATION

3.01	Eligibility. With respect to any Plan Year, an individual who has been elected or appointed to the Board of Trustees of the Fund shall be eligible to participate in this Plan.

3.02	Commencement of Participation. Each eligible Trustee shall become a Participant in the Plan as of the date he or she meets the above requirement and completes a Deferred Compensation Plan Election as described in Section 4.03.

3.03	Termination of Participation. A Trustee shall cease to be a Participant as of the date such Trustee ceases to meet all of the requirements of Section 3.01 above; provided, however, that benefits accrued by the Trustee as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV

DEFERRED COMPENSATION

4.01	Deferred Compensation Benefit. A Participant’s Deferred Compensation Benefit shall be equal to any amounts deferred by the Participant and credited to a Deferred Compensation Investment Account established for such Participant.

4.02	Deferred Compensation Credit. A Participant’s Deferred Compensation Credits for any Plan Year shall consist of an amount the Participant elected to defer pursuant to Section 4.03.

4.03	Deferred Compensation Election. Each year prior to the beginning of the calendar year in which such Compensation would otherwise be paid, the Participant may make an irrevocable election to defer between one percent (1%) and one-hundred percent (100%) of such Participant’s Compensation for a Plan Year.

ARTICLE V

ELECTION TO DEFER AND ELECTION AS TO TIME AND FORM OF PAYMENT

5.01	Elections to Defer Under Section 4.03

(a) Deferral elections must be made by the end of the Participant’s taxable year immediately preceding the taxable year in which the services underlying the compensation are to be performed. All such deferral elections become irrevocable as of the last day of the immediately preceding taxable year.

A newly eligible Participant must make an election within 30 days of initial eligibility (based on the plan aggregation rules) and such election applies only to compensation on and after the election date, but shall be effective for the remaining portion of the calendar year in which the Participant is elected. All such deferral elections become irrevocable as of the date of election.

(b) Initial elections will be carried over from year to year unless the Participant makes an affirmative election otherwise within the permitted time frames.

5.02	Elections – Time and Form of Payment The Participant must elect pursuant to the procedure established by the Deferral Account Agent/Recordkeeper within the time frames set forth in Section 5.01, the form of payment of the Deferred Compensation Investment Account Balance hereunder.

(a) Time of Payment – subject to Section 5.03, a distribution will always commence upon the Participant’s Separation from Service, including a Separation from Service after the Participant has incurred a Permanent Disability.

(b) Form of Payment – the Participant may elect, as set forth above in this Article V, to receive his or her Benefit in one of the following forms of payment:

(i).	lump sum; or

(ii).	annual installments over a period not exceeding five (5) years.

A Participant who fails to make such an election shall be deemed to have elected a lump sum distribution of the Participant’s Benefit. A Participant who fails to make such an election shall be deemed to have elected a lump sum distribution of the Participant’s Benefit. Any lump sum payment will be paid within 90 days of the Separation from Service. Any installment payments will be made on a fixed schedule as specified in the Participant’s election, with the first installment to be paid within 90 days of the Participant’s Separation from Service.

If the annual installment method is elected, the Governing Body, in its sole discretion, may elect that all amounts notionally held in the Deferred Compensation Investment Account be withdrawn there from up to thirty (30) days prior to the first installment payment date and be deemed applied to purchase a period certain annuity in the name of the Governing Body, and the amount payable to the Participant will be equivalent to the amounts payable under such annuity and in accordance with the installment payment schedule elected.

(c) One-Time Changes to Distribution Elections – notwithstanding Sections 5.02(b), a Participant may make a one-time distribution election to change his or her Deferred Compensation Investment Account distribution election, provided that:

(i)	the Participant’s subsequent Deferred Compensation Investment Account distribution election pursuant to this Section 5.02(c) election must not take effect until at least 12 months after the date on which subsequent Deferred Compensation Investment Account distribution election is made; and

(ii)	the payment with respect to which the Participant’s subsequent Deferred Compensation Investment Account distribution election is made must be deferred for a period of not less than five years from the date such payment was initially to be paid pursuant to the Participant’s initial Deferred Compensation Investment Account election.

5.03	Deferred Compensation Investment Account Distribution Provisions.

Notwithstanding any provision to the contrary in this Plan, for a Trustee who is a Specified Employee, the commencement date of any payment or the provision of any benefit from the Deferred Compensation Investment Account that would otherwise have occurred prior to the six month anniversary of the Trustee’s Separation from Service shall be postponed until the earlier to occur of (i) such six month anniversary and (ii) the first day of the month following the Trustee’s death. Upon the expiration of the six-month period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.04	Payment of Benefit. Payment of a Participant’s Benefit shall be made or commence in accordance with the manner elected not later than thirty (30) days after the applicable distribution event as provided in Section 5.02.

5.05

Death Benefit. Upon the death of a Participant, the single-sum cash value of the Participant’s Benefit, determined as of the date of distribution, shall be distributed to the Participant’s Beneficiary in the manner specified in the Participant’s Plan Election on the 90th day following the Participant’s death.

5.06	Mandatory Distributions of Small Account Balances If the value of the Participant’s account balances under all aggregated elective account balance-type plans is equal to or less than the greater of (a) $25,000 and (b) the applicable dollar amount under Code section 402(g)(1)(B) on his or her distribution date, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant shall receive a lump sum payment of his or her account balances within 90 days after his or her Separation from Service.

5.07	409A Transition Relief Provision. Notwithstanding any other provision to the contrary in this Plan, Participants may be permitted to make elections prior to January 1, 2009 in accordance with the transition rules in effect under Code section 409A.

5.08	Suspension of Benefits Upon Re-Election. Upon re-election, the benefits payable under this Plan cannot be suspended pursuant to Code section 409A, the regulations and guidance promulgated thereunder.

ARTICLE VI

INVESTMENT OF THE ACCOUNTS

6.01	Investment Accounts. All Deferred Compensation Credits under Section 4.02 shall be made to the Participant’s Deferred Compensation Investment Account on the date that the Compensation would have otherwise been received by the Participant. Such Deferred Compensation Credits shall be deemed to be invested in the Investment in such manner as may be specified by the Fund Board. Each Participant’s Deferred Compensation Investment Account will be adjusted by an amount equal to the amount of any adjustment that would have been made had the Participant’s credits been allocated and invested as herein provided; reduced, however, at the Fund Board’s discretion, by an amount equal to the estimated income taxes, if any, payable by the Fund on such adjustment, based on the Fund’s highest tax rate on its net taxable income for the Plan Year in which such adjustment is made. The Fund Board reserves the right to reduce the interest or earnings on deferred compensation amounts for any federal or state taxes which it may incur as a result of interest or earnings on amounts held under this Plan.

6.02	Fund Retain Control of Deemed Investments. The Fund Board shall have the right at any time to add new deemed investment options, cease to offer any or all of the deemed investment options, and alter or adjust the basis or method of calculating any interest or earnings for any of the investment options. The Fund Board shall be under no obligation to actually make any investment as described above. Reference to any such investment shall be solely for the purpose of aiding the Fund Board in measuring and meeting its liabilities under the terms of this Plan. In any event, if any investments are made, the Fund Board shall be named the sole owner and shall have all of the rights and privileges conferred by any instrument evidencing such investments. Such investments shall not be segregated, set aside or held in trust or escrow and shall at all times remain the unrestricted assets of the Fund subject to the claim of its general creditors.

6.03	Value of Benefit. The value of any benefit under this Plan at any point in time shall be equal to the single-sum cash value of such benefit as of the date of determination.

ARTICLE VII

FUNDING

7.01

Funding. No special or separate fund shall be established by the Fund Board and no segregation of assets shall be made to assure the payment of benefits under the Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Fund. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Fund Board and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Funds.

ARTICLE VIII

CLAIMS FOR BENEFITS

8.01	Claims Procedure. Claims for benefits under the Plan may be filed with the Deferral Account Agent/Recordkeeper on forms supplied by the Deferral Account Agent/Recordkeeper. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial ninety (90) day period). In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided. In addition, the claimant shall be furnished with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review. A claimant must request a review of a denied claim in accordance with Section 8.02 and exhaust all remedies under the Plan before the claimant is permitted to bring a civil action for benefits.

8.02

Claims Review Procedure. Any Trustee, former Trustee, or authorized representative or Beneficiary of either, who has been denied either in whole or in part a benefit by a decision of the Deferral Account Agent/Recordkeeper pursuant to Section 8.01 shall be entitled to request the Deferral Account Agent/Recordkeeper to give further consideration to his or her claim by filing with the Deferral Account Agent/Recordkeeper (on a form which may be obtained from the Deferral Account Agent/Recordkeeper) a request for review. Such request, together with a written statement of the reasons why the claimant believes his or her claim should be allowed, shall be filed with the Deferral Account Agent/Recordkeeper no later than sixty (60) days after receipt of the notification provided for in Section 8.01. If such request is so filed, the claimant or an authorized representative may submit written comments, documents, records and other information relating to the claim to the Deferral Account Agent/Recordkeeper within sixty (60) days after receipt of the notification provided for in Section 8.01. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Deferral Account Agent/Recordkeeper shall provide the claimant or an authorized representative with written or electronic notice of the final decision as to the allowance of the claim within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or an authorized representative within the initial sixty (60) day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the claimant or an authorized representative’s right to bring a civil action under ERISA section 502(a) and a statement that the claimant or his or her Beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

8.03

Lost or Unknown Participants. If any benefits payable under this Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (i) the last day of the calendar year in which the payment was due and (ii) the 15th day of the third calendar month following the date specified under the Plan, after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the Funds.

ARTICLE IX

ADMINISTRATIVE OF THE PLAN

9.01	Powers and Duties of the Deferral Account Agent/Recordkeeper. The Deferral Account Agent/Recordkeeper shall be responsible for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan records). Any authority exercised by the Deferral Account Agent/Recordkeeper under the Plan shall be exercised by the Deferral Account Agent/Recordkeeper in its sole and absolute discretion. Subject to the terms of the Plan, the Deferral Account Agent/Recordkeeper is authorized to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations and take all other actions necessary or advisable for the administration and interpretation of the Plan or to carry out its provisions and purposes. In the exercise of its sole and absolute discretion, the Deferral Account Agent/Recordkeeper shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits. Determinations, interpretations or other actions made or taken by the Deferral Account Agent/Recordkeeper pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.

9.02

Agents. The Deferral Account Agent/Recordkeeper may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Funds or an affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Deferral Account Agent/Recordkeeper may rely upon the written opinion of any legal counsel or accountants engaged by the Deferral Account Agent/Recordkeeper, and may delegate to any such agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Deferral Account Agent/Recordkeeper.

9.03	Reports to Governing Body. The Deferral Account Agent/Recordkeeper shall report to the Governing Body or to a committee of the Governing Body designated for that purpose, as frequently as the Governing Body or such committee shall specify, with regard to the matters for which the Deferral Account Agent/Recordkeeper is responsible under the Plan.

9.04	Instructions for Payments. All requests of or directions for payment, disbursement or settlement shall be signed by the Deferral Account Agent/Recordkeeper or such other person(s) as the Deferral Account Agent/Recordkeeper may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments, disbursements and settlements under the Plan.

9.05	Hold Harmless. To the maximum extent permitted by law, no person serving as the Deferral Account Agent/Recordkeeper shall be personally liable by reason of any contract or other instrument executed by such person or on such person’s behalf in such person’s capacity as the Deferral Account Agent/Recordkeeper nor for any mistake of judgment made in good faith, and the Fund shall indemnify and hold harmless, each such person and each other officer, employee, or director to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

9.06	Service of Process. The person designated by the Governing Body shall be the agent for service of process under the Plan.

ARTICLE X

MISCELLANEOUS

10.01	Amendment and Termination.

(a) The Plan may be amended, modified or terminated at any time by the Governing Body for the Participants associated with the terminating Fund Board, at their sole discretion, subject to Section 10.01(b) below and except that, without the consent of any Participant or Beneficiary, if applicable, no such amendment, modification or termination shall affect, reduce or diminish any rights or Benefits of any Participant accrued or in pay status as of the date of such amendment, modification or termination. However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the Plan, unless the termination satisfies the Code section 409A safe harbor summarized in Section 10.01(b). Notwithstanding the foregoing to the contrary, the Governing Body may amend this Plan as it deems necessary or desirable to comply with the requirements of Code section 409A, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of the Benefit prior to the adoption of such amendment.

(b) Plan Termination under Code section 409A. Generally, payments may be accelerated upon Plan termination only if:

(i) the Fund is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating Plan under the Code section 409A final regulations);

(ii) all payments to the Trustees as a result of the Plan termination are not made until at least twelve (12) months after action taken to terminate the Plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii) no similar successor plan can be established within three (3) years following the date the action to terminate the Plan was taken.

10.02	Nonassignability. The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law; provided, however, that at the sole discretion of the Fund, a Participant or Beneficiary may assign his or her entire interest in his or her Deferred Compensation Benefit to the Participant’s or Beneficiary’s spouse or former spouse, as the case may be, under a divorce or separation instrument described in subparagraph (A) of Code section 71(b)(2). Furthermore, except by will or the laws of descent or distribution, the Participant and any Beneficiary may not anticipate the benefits provided hereunder by assignment, pledge, sale or similar act.

10.03	Other Rights. This Plan creates no rights in the Participant to continue the Participant’s affiliation with the Fund, if any, for any length of time, nor does it create any rights in the Participant or obligations in the part of the Fund other than those set forth herein.

10.04	Interpretation Consistent with Code Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. If any provision of this Plan would cause the Trustee to incur any additional tax or interest under Code section 409A, the Fund, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A. To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code section 409A.

10.05	Successor Governing Body. In the event of the dissolution, merger, consolidation or reorganization of the Fund, provision may be made by which a successor to all or a major portion of the Fund’s property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Funds under the Plan.

10.06	Governing Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut, without giving effect to the conflict of law provisions thereof.

10.07	Tax Withholding. The Fund may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Funds may reasonably estimate are necessary to cover taxes for which the Fund may be liable and which may be assessed with regard to such payment.

10.08	Illegality of Particular Provision. The illegality of any particular provision of this Plan document shall not affect the other provisions and the Plan document shall be construed in all respects as if such invalid provision were omitted.

SCHEDULE A

THE PHOENIX PORTFOLIO ADVISOR VARIABLE ANNUITY

AIM Variable Insurance Funds – Class I

AIM V.I. Dynamics Fund

AIM V.I. Financial Services Fund

AIM V.I. Global Real Estate Fund

AIM V.I. High Yield Fund

AIM V.I. International Growth Fund

AIM V.I. Mid Cap Core Equity Fund

AIM V.I. Technology Fund

AIM V.I. Utilities Fund

AllianceBernstein® Variable Products Series (VPS) Fund, Inc. – Class B

AllianceBernstein VPS International Growth Portfolio

AllianceBernstein VPS International Value Portfolio

AllianceBernstein Intermediate Bond Portfolio

Dreyfus Investment Portfolios – Service Shares

Dreyfus IP MidCap Stock Portfolio

Dreyfus IP Small Cap Stock Index Portfolio

Dreyfus – Service Shares

Dreyfus Stock Index Fund

Dreyfus Variable Investment Fund – Service Shares

Dreyfus VIF International Equity Portfolio

Dreyfus VIF International Value Portfolio

Fidelity® Variable Insurance Products – Service Class 2

Fidelity VIP Balanced Portfolio

Fidelity VIP Contrafund® Portfolio

Fidelity VIP Disciplined Small Cap Portfolio

Fidelity VIP Dynamic Capital Appreciation Portfolio

Fidelity VIP Equity-Income Portfolio

Fidelity VIP Growth & Income Portfolio

Fidelity VIP Growth Opportunities Portfolio

Fidelity VIP Growth Portfolio

Fidelity VIP High Income Portfolio

Fidelity VIP International Capital Appreciation Portfolio

Fidelity VIP Investment Grade Bond Portfolio

Fidelity VIP Mid Cap Portfolio

Fidelity VIP Overseas Portfolio

Fidelity VIP Real Estate Portfolio

Fidelity VIP Strategic Income Portfolio

Fidelity VIP Value Leaders Portfolio

Fidelity VIP Value Strategies Portfolio

Fidelity VIP Value Portfolio

Financial Investors Variable Insurance Trust – Class II

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Franklin Templeton Variable Insurance Products Trust – Class 2

Franklin Global Communications Securities Fund

            (closed to new investment November 14, 2008)

Franklin High Income Securities Fund

Franklin Income Securities Fund

Franklin Mutual Discovery Securities Fund

Franklin Small Cap Value Securities Fund

Franklin Small-Mid Cap Growth Securities Fund

Franklin Strategic Income Securities Fund

Franklin U.S. Government Fund

Templeton Global Income Securities Fund

Janus Aspen Series – Service Shares

Janus Aspen Balanced Portfolio

Janus Aspen Flexible Bond Portfolio

Janus Aspen Fundamental Equity Portfolio

Janus Aspen Global Technology Portfolio

Janus Aspen Growth and Income Portfolio

Janus Aspen International Growth Portfolio

Janus Aspen Mid Cap Growth Portfolio

Lazard Retirement Series – Service Shares

Lazard Retirement Emerging Markets Portfolio

Northern Lights Variable Trust

JNF Chicago Equity Partners Balanced Portfolio

JNF Chicago Equity Partners Equity Portfolio

JNF Money Market Portfolio

JNF Loomis Sayles Bond Portfolio*

Oppenheimer Variable Account Funds – Service Shares

Oppenheimer Balanced Fund/VA

Oppenheimer Core Bond Fund/VA

Oppenheimer Global Securities Fund/VA

Oppenheimer International Growth Fund/VA

Oppenheimer Main Street Fund®/VA

Oppenheimer Value Fund/VA

The Phoenix Edge Series Fund

Phoenix Capital Growth Series

Phoenix Growth and Income Series

Phoenix Mid-Cap Growth Series

Phoenix-Aberdeen International Series

Phoenix Small-Cap Growth Series

Phoenix-Duff & Phelps Real Estate Securities Series

PIMCO Variable Insurance Trust – Administrative Class

PIMCO VIT All Asset Portfolio

PIMCO VIT Foreign Bond Portfolio (U.S. Dollar-Hedged)

PIMCO VIT Long Term U.S. Government Portfolio

PIMCO VIT RealEstateRealReturnStrategy Portfolio

PIMCO VIT Short-Term Portfolio

PIMCO Variable Insurance Trust – Advisor Class

PIMCO VIT CommodityRealReturn™ Strategy Portfolio

PIMCO VIT Emerging Markets Bond Portfolio

PIMCO VIT Global Bond Portfolio (Unhedged)

PIMCO VIT High Yield Portfolio

PIMCO VIT Low Duration Portfolio

PIMCO VIT Real Return Portfolio

PIMCO VIT Total Return Portfolio

Pioneer Variable Contracts Trust – Class I Shares

Pioneer Growth Opportunities VCT Portfolio

Pioneer Variable Contracts Trust – Class II Shares

Pioneer Cullen Value VCT Portfolio

Pioneer Emerging Markets VCT Portfolio

Pioneer Equity Income VCT Portfolio

Pioneer Fund VCT Portfolio

Pioneer Global High Yield VCT Portfolio

Pioneer High Yield VCT Portfolio

Pioneer International Value VCT Portfolio

Pioneer Mid Cap Value VCT Portfolio

Pioneer Strategic Income VCT Portfolio

Royce Capital Fund – Investment Class Shares

Royce Micro-Cap Portfolio

Royce Small-Cap Portfolio

Rydex Variable Trust

Rydex VT Absolute Return Strategies Fund

Rydex VT Amerigo Fund

Rydex VT Banking Fund

Rydex VT Basic Materials Fund

Rydex VT Berolina Fund

Rydex VT Biotechnology Fund

Rydex VT Clermont Fund

Rydex VT Commodities Strategy Fund

Rydex VT Consumer Products Fund

Rydex VT Dow 2x Strategy Fund

Rydex VT Electronics Fund

Rydex VT Energy Fund

Rydex VT Energy Services Fund

Rydex VT Europe 1.25x Strategy Fund

Rydex VT Financial Services Fund

Rydex VT Government Long Bond 1.2x Strategy Fund

Rydex VT Health Care Fund

Rydex VT Hedged Equity Fund

Rydex VT Internet Fund

Rydex VT Inverse Dow 2x Strategy Fund

Rydex VT Inverse Government Long Bond Strategy Fund

Rydex VT Inverse Mid-Cap Strategy Fund

Rydex VT Inverse NASDAQ – 100® Strategy Fund

Rydex VT Inverse Russell 2000® Strategy Fund

Rydex VT Inverse S&P 500 Strategy Fund

Rydex VT Japan 1.25x Strategy Fund

Rydex VT Large-Cap Growth Fund

Rydex VT Large-Cap Value Fund

Rydex VT Leisure Fund

Rydex VT Mid-Cap 1.5x Strategy Fund

Rydex VT Mid-Cap Growth Fund

Rydex VT Mid-Cap Value Fund

Rydex VT Multi-Cap Core Equity Fund

Rydex VT Nova Fund

Rydex VT NASDAQ – 100® 2x Strategy Fund

Rydex VT NASDAQ – 100® Strategy Fund

Rydex VT Precious Metals Fund

Rydex VT Real Estate Fund

Rydex VT Retailing Fund

Rydex VT Russell 2000® 1.5x Strategy Fund

Rydex VT Russell 2000® 2x Strategy Fund

Rydex VT S&P 500 2x Strategy Fund

Rydex VT Sector Rotation Fund

Rydex VT Small-Cap Growth Fund

Rydex VT Small-Cap Value Fund

Rydex VT Strengthening Dollar 2x Strategy Fund

Rydex VT Technology Fund

Rydex VT Telecommunications Fund

Rydex VT Transportation Fund

Rydex VT Utilities Fund

Rydex VT Weakening Dollar 2x Strategy Fund

T. Rowe Price Equity Series, Inc. – II Class

T. Rowe Price Blue Chip Growth Portfolio – II

T. Rowe Price Equity Income Portfolio – II

T. Rowe Price Limited-Term Bond Portfolio – II

T. Rowe Price Health Sciences Portfolio – II

Third Avenue Variable Series Trust

Third Avenue Value Portfolio

Van Eck Worldwide Insurance Trust – Initial Class

Van Eck Worldwide Absolute Return Fund

Van Eck Worldwide Bond Fund

Van Eck Worldwide Emerging Markets Fund

Van Eck Worldwide Real Estate Fund

Van Eck Worldwide Insurance Trust – Class S

Van Eck Worldwide Hard Assets Fund

Vanguard

Vanguard Balanced Portfolio

Vanguard Capital Growth Portfolio

Vanguard Diversified Value Portfolio

Vanguard Equity Index Portfolio

Vanguard International Portfolio

Vanguard Short-Term Investment Grade Portfolio

Vanguard Small Company Growth Portfolio

Vanguard Total Bond Market Index Portfolio

Vanguard Total Stock Market Index Portfolio

Wanger Advisors Trust

Wanger International Select

Wanger International

Wanger Select

Wanger USA